Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-123223 and Form S-8 No. 333-150961) pertaining to the Pulte Homes, Inc. 401(k) Plan of our report dated June 15, 2009, with respect to the financial statements and schedule of the Pulte Homes, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Detroit, Michigan

June 15, 2009